EXHIBIT 99.1

Contacts:	Meg McGilley
Chief Financial Officer
(858) 509-3670

Rob Whetstone
PondelWilkinson, Inc.
(310) 279-5963
SOMAXON PHARMACEUTICALS NAMES MATTHEW ONAITIS
VICE PRESIDENT OF LEGAL AFFAIRS
SAN DIEGO, CA – May 15, 2006 - Somaxon Pharmaceuticals, Inc. (NASDAQ: SOMX) today announced the appointment of Matthew W. Onaitis as vice president of legal affairs, a newly created position.
“We are extremely pleased to have someone with Matt’s expertise join our company,” said Ken Cohen, Somaxon president and CEO. “His range of skills and industry experience will serve Somaxon well as we continue to build our organization.”
Onaitis, 35, previously served as associate general counsel for Biogen Idec Inc.’s oncology strategic business unit, which had revenues of $700 million in 2005. Earlier, he was director, legal affairs for Elan Corporation, plc, serving as lead transactional counsel for the commercial operations and business development groups. Before that, Onaitis practiced corporate and commercial law at the law firms Clifford Chance US LLP, Brobeck, Phleger & Harrison LLP and King & Spalding LLP. He earned a juris doctorate degree from Stanford University and a bachelor of science degree in mechanical engineering from Carnegie Mellon University.
About Somaxon Pharmaceuticals, Inc.
Headquartered in San Diego, CA, Somaxon Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the in-licensing and development of proprietary product candidates for the treatment of diseases and disorders in the fields of psychiatry and neurology. Somaxon’s lead product candidate, SILENOR™ (doxepin hydrochloride), is in Phase 3 clinical trials for the treatment of insomnia. Nalmefene HCl is in Phase 2/3 clinical trial for pathological gambling and in a pilot Phase 2 trial for smoking cessation. Acamprosate Ca, a potential treatment for movement disorders, is currently in formulation development. For more information, please visit the company’s web site at www.somaxon.com.

Somaxon cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Somaxon that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Somaxon’s business, including, without limitation, Somaxon’s ability to attract and retain key personnel, the progress and timing of clinical trials and product development efforts and other risks detailed in Somaxon’s prior press releases as well as in public periodic filings with the Securities and Exchange Commission.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Somaxon undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.
This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.